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EXHIBIT 21.1

LIST OF SUBSIDIARIES

        The following companies are subsidiaries of the registrant:

  1.
  Caiban Holdings, Inc., a Delaware corporation

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EXHIBIT 21.1 LIST OF SUBSIDIARIES